Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Compliance with NASDAQ
Standards for Continued Listing

EXTON, PA - (Marketwired – November 15, 2013) WPCS International Incorporated (NASDAQ:WPCS), which specializes in design-build engineering services for communications infrastructure, has announced that on November 14, 2013, WPCS received notice from the NASDAQ Hearing Panel (the “Panel”) determining that WPCS has regained compliance with the continued listing standards on the NASDAQ Capital Market and WPCS’ common stock would continue to be listed on NASDAQ.

Prior to the Panel hearing, on October 24, 2013, WPCS entered into an amendment, waiver and exchange agreement (the “Amendment”) with the holders (the “Holders”) of its outstanding senior secured convertible notes (the “Notes”) and common stock purchase warrants (“Warrants"), to eliminate certain features of the Notes, effective October 31, 2013, that would otherwise have resulted in substantial fair value derivative accounting charges to the Company.

In addition, pursuant to the Amendment, the Holders permanently waived various provisions of the Warrants, and fixed the exercise price of the Warrants to $2.1539 per share, other than in the event of a future stock split or dividend, resulting in WPCS classifying the Warrants as stockholders’ equity in its balance sheet, rather than as a derivative liability.

WPCS informed the Panel, and announced in a previous Form 8-K, that as a result of the Amendment, WPCS stockholders’ equity exceeded $4 million as of November 5, 2013, and WPCS has regained compliance with the minimum stockholder equity NASDAQ listing requirement.

Sebastian Giordano, Interim CEO of WPCS, commented, “WPCS values its NASDAQ Capital Market listing and we are quite pleased that the Panel has agreed that, as a result of executing an aggressive, strategic transition plan over the past several months to stabilize operations and cash flows, restructure the Notes and Warrants, cut costs, close and/or divest non-profitable divisions, and maximize the potential for the remaining profitable divisions, the Company is now better positioned to maintain NASDAQ compliance with the equity requirement for the longer term. As a result, with our NASDAQ Capital Market listing in place, we can continue executing our strategy to seek a shareholder value proposition and deliver increased shareholder value.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communications, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x104

ir@wpcs.com